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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-80455 of CVB Financial Corp. on Form S-4 of our report, dated January 29, 1999, on the consolidated balance sheets of CVB Financial Corp. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998 appearing in the Annual Report on Form 10-K of CVB Financial Corp. for the year ended December 31, 1998, incorporated by reference in the Proxy Statement-Prospectus, which is part of this Registration Statement, and to the reference to us under the headings "Selected Financial Data" and "Experts" in such Proxy Statement-Prospectus.



/s/ Deloitte & Touche LLP


July 6, 1999

Los Angeles, California